Exhibit 2.1

Agreement for Sale and Purchase of Shares

Peter Thomas Ward Barker, Roger John Rushton and Elizabeth Glenys Silvester as Trustees of the RUSHTON FAMILY TRUST

Angela Gillespie, Harris Tate Trustees Limited and Roger John Rushton as Trustees of the
JETSTREAM TRUST

Roger John Rushton

Angela Gillespie

(Vendor)

and

Concierge Technologies Inc. and/or Nominee (Purchaser)

and

Roger John Rushton (Covenantors)

and

Gourmet Foods Limited (the Company)

Solicitors to Vendor and Covenantors	Solicitors to the Purchaser

TABLE OF CONTENTS

1	Interpretation	3
2	Sale and purchase of Shares	9
3	Conditions	10
4	payment of the Purchase Price	11
5	Determination of Adjustment Amount	12
8	Completion	17
9	default and remedies	19
10	Warranties and claims generally	21
11	Non-competition	23
12	Confidentiality and announcements	24
13	Assignment	25
14	Notices	25
15	Costs	26
16	Remedies and Waivers	26
17	dispute resolution	26
18	Miscellaneous	27
Schedule 1: Warranties		31
Schedule 2: shareholding		34
Schedule 3: Completion statement		35
Schedule 4: Dividend documentation		37

THIS AGREEMENT is made on                                                                                                           2015

BETWEEN

Peter Thomas Ward Barker, Roger John Rushton, and Elizabeth Glenys Silvester as Trustees of the RUSHTON FAMILY TRUST; Angela Gillespie, Harris Tate Trustees Limited, and Roger John Rushton as Trustees of the JETSTREAM TRUST; Roger John Rushton; and Angela Gillespie; (jointly and severally referred to as the Vendor)

Concierge Technologies, Inc (and/or Nominee) (Purchaser)

Roger John Rushton (the Covenantor)

Gourmet Foods Limited (NZCN 1225138) (the Company)

INTRODUCTION

A.	The Company has the shareholding set out in Schedule 2 (Shares).

B.
The Purchaser and the Company have entered into an Agreement for Sale and Purchase of a Business assets dated 29 May 2015 (Prior Agreement).  To facilitate the transfer of the assets of the Company the Purchaser has requested the Vendor sell the Shares under an Agreement for Sale and Purchase of Shares. The Vendor has agreed to sell the Shares on the terms set out in this Agreement but does so in a manner to achieve the same objectives as the Prior Agreement.  The Purchaser wishes to purchase the Shares.

C.
The Covenantor holds an ownership interest in the Company. The Vendor's sale of the Sale Shares for his benefit and so the Covenantor has agreed to be bound to covenants and obligations of the Vendor under this Agreement, in the manner described.

D.	This Agreement is entered into to record the terms upon which the Parties will complete the Sale and Purchase of the Shares.

IT IS AGREED

1	INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

Accounts means the financial statements of the Company (including as a minimum a profit and loss statement for the relevant period and a statement of assets and liabilities).

Adjustment Amount means the amount calculated in accordance with clause 5.

Adjustment Date means the date designated as such in clause 5.7.

Agreement means this agreement together with the Schedules and Annexures to this agreement;

Assets means all assets owned by the Company as at the Completion Date;

Balance Date means 31 March 2015;

Business means all of the businesses carried on by the Company at the date of this Agreement including, without limitation, the brands Pat’s Pantry, Ponsonby Pies and Gourmet Patisseries );

Business Records means all records and information held by the Company relating to the Business and the Company.  This includes the Accounts, and all records and information in connection with transactions of the Company, its sales and purchasers, shareholder and director minutes and resolutions, stock records, staff and employment matters, customer records, correspondence and statutory records, all Tax returns, correspondence and documents relating to Tax obligations of the Company.

Cash means the consolidated cash of the Company (whether in hand or credited to any account with any banking, financial, lending or other similar institution or organisation), including all interest accrued thereon, as at the Completion Date, as shown by the reconciled cashbook balances of the Companies and as comprised in the Net Cash which is set out in the Closing Statement;

Claim means a claim made by the Purchaser against the Covenantor in respect of the Warranties;

Closing Statement means the balance sheet for the Company as at the Completion Date prepared in accordance with clause 5 and with the provisions of Schedule 3;

Company means Gourmet Foods Limited (NZCN 1225138);

Companies Act means the Companies Act 1993;

Completion means the performance by the Vendor and the Purchaser of their respective obligations under clause 8 or, as the context may require, the time when such performance is completed;

Completion Balance means the aggregate of:

(a)	Accounts receivable;

(b)	Prepayments; and

(c)	Cash,

Less the:

(d)	Accounts payable;

(e)	Accrued expenses; and

(f)	Employee Entitlements.

Completion Date means 31 July 2015 or such other date as the Vendor and the Purchaser agree in writing;

Conditions means the conditions precedent set out in clause 3.1;

Conditions Date means Tuesday 28 July 2015 or such other date as agreed in writing by the parties;

Confidential Information means the business records of the Company, know-how, recipes, trade secrets, technical processes, software, information relating to products, finances, contractual arrangements with customers or suppliers and other information relating to the Company or the Business which by its nature, or by the circumstances of its disclosure to the holder of the information, is or could reasonably be expected to be regarded as confidential;

Default Rate means 16%;

Employee Entitlements means entitlements for salary, wages, holiday pay, bonus entitlements or other incentives and any other entitlements under applicable legislation or individual or collective employment agreements or awards accrued as at Completion;

Encumbrance means any proprietary claim, entitlement, security interest, mortgage, charge, contractual right of set-off or any other arrangement in the nature of a security over assets or any other agreement or arrangement in favour of any person that has the same effect, and includes any agreement to create or permit an Encumbrance.

Financial Indebtedness means any indebtedness or monetary liability (whether present or future, actual or contingent) relating to financing, financial accommodation or moneys borrowed or raised (however structured, described or documented).

Goodwill means the goodwill of the Companies including, but not limited to, the benefit of all pending contracts, orders and engagements relating to the Companies or the Business and the right to all Intellectual Property Rights;

GST means goods and services tax as imposed by the Goods and Services Tax Act 1985;

Income Tax Act means the Income Tax Act 2007;

Intellectual Property Rights means:

(a)
patents, trade marks, service marks, inventions, copyrights, registered designs, trade names, corporate names, internet domain names, symbols and logos and all goodwill associated with the same; patent applications and applications to register trade marks, services marks and designs or other intellectual property rights;

(b)	Technical Information, databases and data collected; and

(c)	all rights in all of the above provided by statute, treaties, conventions, common law and contract;

Interim Period means the period commencing on the date of this Agreement and ending at Completion;

March Financial Statements means the unaudited financial statements of the Company for the year ended 31 March 2015 together with all notes and information relating to those statements;

NZ GAAP means generally accepted accounting practice in New Zealand as defined in section 3 of the Financial Reporting Act 1993;

NZ$ means the lawful currency of New Zealand;

Premises means the leased properties at 144, 146A, and 146C Birch Avenue, Judea, Tauranga;

Prior Agreement means the Agreement for Sale and Purchase between the Company and the Purchaser dated 29 May 2015;

Purchase Price means the amount of NZ$2,511,050.00, subject to adjustment in accordance with clauses 4, 5 and 6;

Purchaser means Concierge Technologies, Inc. and including an entity nominated as purchaser in accordance with clause 1.5;

Purchaser's Representative means Nicholas Gerber (ngerber@conciergetechnology.com);

Purchaser's Solicitors means Quigg Partners, Level 7, The Bayleys Building, 36 Brandon Street, Wellington, New Zealand;

Related Company has the meaning specified in section 2(3) of the Companies Act and, where applicable, as if the company concerned were a company incorporated under the Companies Act;

Related Party means, in respect of a Party:

(a)	a Spouse or Partner, a father, mother, son, or daughter of a Party;

(b)	a trustee of a trust where the Party is a settlor or a beneficiary, or any Spouse or Partner, or a father, mother, son or daughter of that Party;

(c)	a Related Company; or

(d)	a person which controls that Party, is controlled by that Party or is controlled by the same person who controls the Party (and for the avoidance of doubt includes a shareholder of the Party).

Restraint Area means within 500km of the business premises at 144, 146A and 146C Birch Avenue, Judea, Tauranga.

Restraint Period means three (3) years from the Completion Date.

Shares means all of the issued share capital of the Company, details of which appear in Schedule 2;

Stock Adjustment Amount means the stock adjustment amount calculated and payable in accordance with clause 6.

Stock Adjustment Date means the date for payment of any Stock Adjustment Amount in accordance with clause 6.

Target Balance means NZ$0 dollars;

Target Balance Statement means the statement prepared in accordance with clause 7.1 and Schedule 3;

Tax includes income tax, GST and all other statutory, government or local taxes, impositions, duties, levies and tariffs, whether they are imposed or payable in New Zealand or elsewhere; and includes any other form of taxation, any reassessment of Tax, and all penalties, fines, interest, costs and expenses payable in connection with them.

Tax Authority means a Governmental Authority that is responsible for administering or levying Tax, whether in New Zealand or elsewhere, and in particular (but without limitation), the Inland Revenue Department, the New Zealand Customs Department, the Accident Rehabilitation and Compensation Insurance Corporation in New Zealand and any overseas bodies with similar functions or powers;

Tax Legislation means legislation imposing Tax in the relevant jurisdiction, and in the case of New Zealand includes (but without limitation) the Inland Revenue Acts as defined in section 3 of the Tax Administration Act 1994;

Title and Capacity Warranties means the Vendor Warranties given in Schedule 1 clause 1;

Vendor means the persons listed as Vendor in Schedule 2 and Vendor means each of the Vendor;

Vendor’s Representative means Roger Rushton or his substitute (as appointed pursuant to the terms of any agreement between him and the Vendor or any of them);

Vendor’s Solicitors means Harris Tate Limited at PO Box 1147, Tauranga 3140;

Warranties means the warranties given by the Vendor and Covenantor to the Purchaser in accordance with clause 10, as set out in Schedule 1;

Warranty Claim means a claim made by the Purchaser against the Vendor in respect of any Warranty;

1.2	Construction of Certain References

In this Agreement, unless the context otherwise requires:

(a)	business day or working day means a day (other than a Saturday or Sunday) on which registered banks are open for general banking business in Wellington, New Zealand;

(b)	control has the meaning specified by NZ GAAP;

(c)	costs incurred by a person include all commissions, charges, losses, reasonable expenses (including legal fees on a solicitor and own client basis) and taxes incurred by that person;

(d)	a disposal of property includes:

(i)	assigning, leasing, lending, subordinating, parting with possession of, granting an option in respect of or otherwise dealing with that property;

(ii)	the payment of money or any distribution by way of dividend; and

(iii)	an agreement for any of these,

but excludes the creation of a security interest;

(e)	fairly disclosed means disclosed in writing in such manner and in such detail as to enable the Purchaser to make a reasonable and informed assessment of the matter concerned;

(f)
a guarantee includes an indemnity, letter of credit, legally binding letter of comfort, suretyship and other agreement the economic effect of which is to provide security, or otherwise assume responsibility, for the indebtedness or obligations of another person;

(g)	indebtedness includes any obligation (whether present or future, actual or contingent, secured or unsecured, joint or several, as principal, surety or otherwise) relating to the payment of money;

(h)
the liquidation of a person includes the dissolution, winding-up or bankruptcy of that person and any analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled, carries on business or has property;

(i)
loss includes any damage, loss, cost, liability or expense of any kind and however arising (including as a result of any claim), including penalties, fines and interest and including any that are prospective or contingent and any the amount of which for the time being is not ascertained or ascertainable;

(j)
a person includes an individual, body corporate, an association of persons (whether corporate or not), a trust, a state, an agency of a state and any other entity (in each case, whether or not having separate legal personality);

(k)
property includes the whole and any part of the relevant person’s business, assets, undertaking, revenues and rights (in each case, present and future), and reference to any property includes any legal or equitable interest in it;

(l)	security interest means:

(i)
a mortgage, pledge, charge, lien, hypothecation, encumbrance, deferred purchase, title retention, finance lease, contractual right of set-off, flawed asset arrangement, sale-and-repurchase or  sale-and-leaseback arrangement, order or other arrangement of any kind, the economic effect of which is to secure a creditor; and

(ii)	a “security interest” as defined in section 17(1)(a) of the Personal Property Securities Act 1999 in respect of which the relevant person is the debtor;

(m)	security interest with exclusions means a security interest, but does not include:

(i)	a lien arising solely by operation of law; or

(ii)
a security interest taken in collateral by a seller to the extent that it secures the obligation to pay all or part of the purchase price of that collateral or a debt from a lender providing acquisition finance for that collateral, where that collateral is purchased in the ordinary course of business of the buyer and the purchase price is paid within 60 days of supply;

(iii)	a netting or set-off arrangement entered into in the ordinary course of a person’s banking arrangements for the purpose of netting debit and credit balances; or

(iv)	a security deposit given in favour of a landlord;

(n)	subsidiary means:

(i)	a subsidiary as defined in sections 5 and 6 of the Companies Act and, where applicable, as if the company concerned were a company incorporated under the Companies Act; or

(ii)	a subsidiary in terms of any applicable financial reporting standard;

(o)	writing includes a facsimile transmission, an email communication and any means of reproducing words in a tangible and permanently visible form.

1.3	General References

In this Agreement, unless the context otherwise requires:

(a)	Clause or Schedule

A reference to a clause or Schedule is a reference to a clause of or Schedule to this Agreement;

(b)	Varied document

A reference to this Agreement or another instrument includes any variation or replacement of either of them;

(c)	Statutes

A reference to a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them (whether before or after the date of this Agreement);

(d)	Financial references

Unless specified otherwise in this Agreement, references to and expressions used in connection with financial calculations, valuations, accounting or financial reporting functions or their description in this Agreement bear the respective meanings ascribed to like expressions or expressions to similar intent in accordance with NZ GAAP;

(e)	Singular includes plural

The singular includes the plural and vice versa;

(f)	Person includes successors

A reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and permitted assigns;

(g)	Gender

Words importing one gender include the other gender;

(h)	Vendor’s knowledge

A reference in the Disclosure Letter or this Agreement to the knowledge, belief or awareness (or similar expression) of the Vendor is a reference to the knowledge, belief or awareness, as the case may be, of the management of IMS Payroll (being the Key Executives) after making due and careful inquiry, whether or not that inquiry is undertaken; and

(i)	Dates and times

References to dates and times are to New Zealand dates and times.

1.4	Headings and Table of Contents

Headings and the table of contents are to be ignored in construing this Agreement.

1.5	Nominee

The Purchaser may nominate any other wholly owned subsidiary of the Purchaser or a holding company of the Purchaser or any wholly owned subsidiary of the holding company of the Purchaser to be the purchaser of the Shares provided that such nomination shall in no way release the Purchaser from any of its obligations under this Agreement whatsoever.

2	SALE AND PURCHASE OF SHARES

2.1	Agreement to Sell Shares

Each of the Vendor severally agrees to sell to the Purchaser, and the Purchaser agrees to purchase, legal and beneficial title to their respective Shares for the Purchase Price and on the other terms and conditions set out in this Agreement.  The Shares will be purchased and sold free from any security interests.

2.2	Rights and Privileges

The Shares will be purchased and sold with all rights, options, privileges and entitlements which attach to them as at or following the date of this Agreement including the right to all dividends and other distributions declared, made or to be paid on the Shares on or after the date of this agreement, other than the dividend to be declared in order with the below clause (Dividend Payment).

2.3	Dividend Payment

The Purchaser acknowledges and agrees that prior to Completion the Vendor shall procure that the Company declare a dividend as per the attached draft dividend documentation attached at Schedule 4 to this Agreement and that the dividend declared shall be credited to the shareholder current accounts. The available cash at Completion Date shall be withdrawn for the credit of the Vendor as drawings against the current account balances. Any residual balance in the shareholder current accounts is assumed by the Purchaser.

2.3	Omitted Assets

The Vendor agree that should it be discovered after Completion that other assets historically used predominantly in connection with the Business are located, in the name of the Vendor or in the name of a Related Company of a Vendor or an associate of a Vendor (Additional Assets) then the Vendor shall, and shall procure, the Additional Assets are transferred immediately to the ownership and control of the Company  (or its nominee) and the Additional Assets shall be transferred free of any encumbrance whatsoever (the consideration for such Additional Assets being deemed to be included in the Purchase Price previously paid for the Shares).

2.4	Purchaser Acknowledgement

The Purchaser acknowledges that the 2011 Honda Accord owned by the Company has been sold to Roger John Rushton for market value being NZ$19,550.00 including GST.

3	CONDITIONS

3.1	Conditions Precedent

Completion of this Agreement is subject to:

(a)	Prior Agreement ending

the Prior Agreement coming to an end (at which time the parties agree that the deposit paid under the Prior Agreement shall be credited to the Vendor as a deposit under this Agreement);

(b)	Release of personal guarantees

the personal guarantees given by Roger John Rushton in respect of the obligations of the Company being released;

3.2	Benefit of Conditions

The parties acknowledge that the Condition set out in clause 3.1(b) is for the sole benefit of the Vendor.

3.3	Non-fulfilment of Conditions

This Agreement may be cancelled by written notice to the other Party if, by 5.00 pm on Conditions Date:

(a)	Any condition in this Agreement is not satisfied, or waived; and

(b)	Confirmation of satisfaction, or waiver as the case may be, of that condition is not notified by a party for whose benefit the condition is inserted to the other party or parties.

3.4	Consequences of Termination

If this Agreement is terminated under clause 3.3:

(a)	No further effect:

this Agreement is to be of no further effect, except as set out in clause 3.4(b);

(b)	No claim:

no party is to have any claim against any other party arising under or in connection with that termination other than in relation to any breach of clauses 3.3 or clause 12; and

(c)	Accrued rights unaffected:

a termination under clause 3.3 does not affect accrued rights arising from any breach of this Agreement occurring before termination.

(d)	Return of deposit:

The Vendor must immediately procure the return of any money paid to the Vendor or the Vendor’s Solicitor by the Purchaser.

4	PAYMENT OF THE PURCHASE PRICE

4.1	Purchase Price

The Purchase Price payable by the Purchaser to the Vendor for the Shares is the aggregate of:

(a)	NZ$260,000.00 (being the deposit paid to the Company under the Prior Agreement and to be credited to the Vendor under this Agreement); and

(b)	NZ$2,251,050.00; and

(c)	The Adjustment Amount, expressed as a positive amount, if payable by the Purchaser, or a negative amount, if payable by the Vendor; and

(d)	The Stock Adjustment Amount, expressed as a positive amount, if payable by the Purchaser, or a negative amount, if payable by the Vendor; and

(e)
An adjustment to account for acquisitions and disposals of Company assets as per clause 4.1.1 below, expressed as a positive amount, if payable by the Purchaser, or a negative amount, if payable by the Vendor and otherwise payable in the same manner as the Adjustment Amount.

4.1.1
In addition to the other adjustments to the Purchase Price to be made in accordance with this Agreement the parties agree there shall be an adjustment to account for acquisitions and disposals of Company assets, expressed as a positive amount, if payable by the Purchaser, or a negative amount, if payable by the Vendor and otherwise payable in the same manner as the Adjustment Amount.

4.2	Payment

The Purchaser shall satisfy and discharge its obligations to pay the Purchase Price to the Vendor under clause 4.1 by:

(a)	Crediting the deposit paid to the Company under the Prior Agreement to the Vendor under this Agreement; and

(b)	Paying $2,251,050 to the Vendor on the Completion Date; and

(c)	Paying any amount payable pursuant to 5.7(a) to the Vendor on the Adjustment Date; and

(d)	Paying any amount payable pursuant to clause 6.3 on the Stock Adjustment Date; and

(e)	Paying any amount payable to the Vendor pursuant to clause 4.1(e) (asset adjustment) on the Adjustment Date.

4.3	Vendor Refund

The Vendor shall pay any amount payable pursuant to clause 5.7(b) to the Purchaser on the Adjustment Date and shall pay any amount payable pursuant to clause 6.4 and clause 4.1(e) (asset adjustment) on the Stock Adjustment Date.

5	DETERMINATION OF ADJUSTMENT AMOUNT

5.1	Preparation of Closing Statement

(a)
As soon as is practicable after the Completion Date, the Purchaser must arrange for the Companies to prepare the Closing Statement.  The Closing Statement must be prepared in accordance with the following, in order of priority:

(i)	the accounting principles, policies and procedures set out in Part B of Schedule 3 (the Specific Policies);

(ii)	to the extent not addressed by the Specific Policies, the accounting principles, policies and procedures adopted in the preparation of the March Financial Statements (the Consistent Policies); and

(iii)	to the extent not addressed by the Specific Policies and the Consistent Policies, NZ GAAP as at the Completion Date.

(b)	The Purchaser will arrange for the Company to deliver the draft final Closing Statement to the Vendor within 5 days after Completion.

5.2	Adjustment Amount

If:

(a)	The Completion Balance exceeds the Target Balance, the Adjustment Amount will be expressed as a positive amount; or

(b)	The Target Balance exceeds the Completion Balance, the Adjustment Amount will be expressed as a negative amount.

5.3	Agreement on Closing Statement

(a)
The Closing Statement shall become final and binding upon the parties 10 business days following the Vendor’s Representative's receipt thereof unless the Vendor Representative gives written notice of its disagreement with any component of the Closing Statement (Dispute Notice) to the Purchaser prior to such date, setting out:

(i)	details of each of the matters in dispute;

(ii)	a separate dollar value for each of those matters; and

(iii)	full details of the reasons why each of those matters is disputed,

(b)	If a Dispute Notice is received by the Purchaser in accordance with clause 5.3(a), then the Closing Statement shall become final and binding upon the earlier of:

(i)	the date on which any disputes with respect to the matters specified in the Dispute Notice are resolved in writing by mutual agreement of the Vendor and the Purchaser; or

(ii)	the date on which any such disputes are finally resolved in writing by the Expert in accordance with clause 5.4.

(c)
During the 10 business day period following the delivery of a Dispute Notice, the Vendor Representative and the Purchaser shall seek in good faith to resolve any disputes with respect to the matters specified in the Dispute Notice. If the Vendor Representative and the Purchaser do not resolve all such disputes during that 10 business day period, the matters that remain in dispute in relation to the Closing Statement shall be referred for determination in accordance with clause 5.4.

5.4	Determination of Disputes in Relation to the Closing Statement

If a matter in dispute is required to be referred for determination pursuant to clause 5.3 then:

(a)
the matter in dispute must be referred to an independent internationally recognised firm of chartered accountants (the Expert) agreed by the Vendor Representative and the Purchaser or, in default of such agreement, appointed by the President for the time being of the Chartered Accountants of Australia and New Zealand or his/her New Zealand nominee, which firm will be requested to deliver its determination on the matter in dispute within 20 business days of being instructed to do so.  Either the Vendor Representative or the Purchaser may make the referral;

(b)
the Expert shall consider only such matters that remain in dispute.  For the avoidance of doubt, to the extent the Expert’s written statement purports to make any determination with respect to anything other than the disputed items and amounts submitted to the Expert, it shall be disregarded by the Parties;

(c)
the Expert shall determine any disputed items based solely on the provisions of this Agreement and the submissions of the Vendor Representative and the Purchaser and the responses to those submissions, and shall not conduct an independent review of any related financial statements;

(d)
the Expert’s determination of any value must be within the range for such items claimed by the Vendor Representative and the Purchaser.  To the extent that the Expert’s determination assigns a value outside of this range, the value for such items claimed by either the Vendor Representative or the Purchaser that is closest to the Expert’s determination shall be used instead;

(e)
the Expert will review all relevant documents and information (including any submissions made by the Vendor Representative and the Purchaser) and it will state in a signed decision its opinion regarding the disputed item or items and, what adjustments (if any) are necessary to the Closing Statement and upon delivery of that decision to the Vendor Representative and the Purchaser the Closing Statement will be so adjusted and will become the final Closing Statement for the purposes of determining the Adjustment Amount;

(f)	that determination:

(i)	must be made by that firm as an expert, and not as an arbitrator (and the Arbitration Act 1996 will not apply to the firm’s consideration of the matter);

(ii)	must be delivered within 10 business days of that firm receiving its instructions or as soon as practicable thereafter; and

(iii)	will be in English and in writing, and will be final and binding on the parties;

(g)	the parties will co-operate with each other to provide the relevant firm with all information reasonably required by it to complete its determination.

5.5	Fees and Disbursements of Expert

The fees and disbursements of the Expert are to be borne by the Vendor and the Purchaser in equal shares. Each of the Vendor and the Purchaser must bear its own costs of any dispute under clause 5.3 and 5.4.

5.6	Purchaser to Provide Access/Information

Following Completion and for the period of 6 months after Completion, the Purchaser will permit and will procure that the Companies permit the Vendor Representative and the Vendor’s advisers to have access during normal working hours to the records of the Business and the Companies as shall be reasonably necessary to permit the Vendor to:

(a)	review the Closing Statement;

(b)	comply with other statutory or regulatory obligations of the Vendor;

provided that in exercising its rights under this clause 5.6:

(i)	the Vendor Representative will ensure that the least possible interference or disruption is caused to the operation of the Business;

(ii)	the Vendor Representative and the Vendor’s advisers will comply with all reasonable requirements of the Purchaser, including confidentiality, health and safety requirements;

(iii)	the Vendor Representative and the Vendor’s advisers have no rights to direct or provide instructions in relation to the operations of the Business;

(iv)	access to employees of each Company will only be provided with the prior approval of the Purchaser, acting reasonably; and

(v)
the Vendor Representative and the Vendor’s advisers (as applicable) shall only have access to records to defend a warranty, indemnity or other claims against the Vendor under the terms of this Agreement, with the prior approval of the Purchaser, acting reasonably.

5.7	Payment of the Adjustment Amount

If the Adjustment Amount is:

(a)	A positive amount, the Purchaser must pay to the Vendor the Adjustment Amount; or

(b)	A negative amount, the Vendor must pay to the Purchaser the Adjustment Amount;

With  payment to be made, in either case, within five Working Days of the date of the parties’ agreement or deemed agreement to the Adjustment Amount pursuant to clause 5.3, or receipt of the Expert’s determination pursuant to clause 5.4.

5.8	No Capitalised Interest [lowest price clause]

For the purposes of the financial arrangement rules in the Income Tax Act, the parties agree that:

(a)
the Purchase Price is the lowest price the parties would have agreed for the sale and purchase of the Shares, on the date this Agreement was entered into, if payment would have been required in full at the time the first right in the contracted property (being the Shares) was transferred;

(b)	the Purchase Price is the value of the Shares; and

(c)	they will compute their taxable income for the relevant period on the basis that the Purchase Price includes no capitalised interest and will file their Tax returns accordingly.

5.9	Default Interest

If any party fails to pay on the due date any sum payable by it under or in accordance with this Agreement (including the whole or any part of the Purchase Price (or any adjustment to the Purchase Price), that party must pay interest on that sum at the Default Rate for the period from the due date for payment until but excluding the day on which that sum (and all interest on it) is paid in full.

5.10	Calculation of Interest

Any interest payable under this Agreement must be calculated on a daily basis and must be compounded every 30 days.

5.11	Payments

Any payment made under this Agreement must be made in cleared immediately available funds before 3.00 p.m. on the due date for payment, unless another time for payment is specified in this Agreement.

6	STOCK ADJUSTMENT

6.1	Estimated Stock

The Vendor has estimated the in-store cost of the stock in trade at completion at $400,000.

6.2	Stocktake

The actual value of the stock in trade as at the giving and taking of possession shall be determined by joint stock-take by the Vendor and the Purchaser and their appointees, or, if required by either party, by an independent valuer if one can be agreed upon.  Due allowance shall be made for obsolete or damaged stock.  If the parties cannot agree on an independent valuer, or in the event of any dispute concerning a joint stock-take, either party may serve on the other party notice in writing requiring that the question be determined by an independent valuer to be appointed by the president for the time being of the New Zealand Law Society and the party serving the notice may at any time thereafter refer the dispute for determination.  An independent valuer acting under this clause shall act as an expert in determining any question concerning the stock or the value thereof.  The cost of such valuation shall be borne equally by the parties.

6.3	Excess Stock

If it is determined that the actual value of the stock is more than its estimated value, the Purchaser shall refund to the Vendor the amount of such excess within five (5) Working days of the determination of such amount.

6.4	Insufficient Stock

If it is determined that the actual value of the stock is less than its estimated value, the Vendor shall refund to the Purchaser the amount of such deficiency within five [5] Working days of the determination of such amount.

6.5	Set-Off

The parties agree that any Stock Adjustment Amount payable under this Agreement may be set off against any Adjustment Amount payable under this Agreement.

6.6	GST

In this Agreement where reference is made to the value of stock, such value shall be net of the GST content of any supply made to the Vendor of or in relation to that stock.

7	INTERIM PERIOD

7.1	Target Balance Statement

No later than 5 business days prior to the Completion Date the Vendor shall procure that the Company deliver to the Purchaser a Target Completion Statement in the form set out at Schedule 3.  The Vendor shall adjust the amount of Cash in the company’s account at Completion so that the Target Balance is $0.

7.2	Conduct of the Business

During the Interim Period the Vendor must do all things it is reasonably able to do to ensure that the Company will properly manage the Business as a going concern in accordance with good business practice and in particular to ensure that from the date when this Agreement is unconditional:

(a)	turnover and profitability are maintained and all assets, including goodwill, are conserved and protected; and

(b)	the Company does not change its name nor grant to any other person the right to use its name; and

(c)	the Company does not grant any right to any other person to use any of its Intellectual Property; and

(d)
the Company does not without the consent of the Purchaser dispose of any of its assets, or purchase any assets except in the ordinary course of trade, nor enter into any contract or arrangement to do so.  If the Company does (with the consent of the Purchaser) enter into any such contract it must be on an arm’s length commercial basis and for fair market value; and

(e)	the Company does not terminate or materially vary an existing contract; and

(f)	the Company does not borrow, grant security over any of its assets, or guarantee the obligations of a Third Party; and

(g)	the Company does not enter into any capital commitment in excess of NZ$10,000 without prior notification to the Purchaser;

(h)	the Company does not make any material change to any of its prices or trading terms; and

(i)	the assets and profitability of the Company will remain fully insured against all usual risks; and

(j)	in respect of any lease, the Company does not negotiate or grant a renewal, surrender, variation, or rent review; and

(k)	the Company does not increase, reduce, or otherwise alter its share capital or grant any option for the issue of shares or other securities; and

(l)	the Company does not alter its constitution; and

(m)
the Purchaser is promptly notified of any legal claims or proceedings, investigations or adverse events affecting the Company (whether as claimant or defendant) or involving its directors, officers, or employees, and also of any threatened claims or proceedings or circumstances likely to lead to them, and will not admit, settle, compromise or otherwise deal with any such matter except in consultation with the Purchaser, and with the Purchaser’s prior written consent;

(n)	if the Company wishes to employ or engage the service of any further person it does not do so without the Purchaser’s consent (not to be unreasonably withheld).

7.3	Vendor to notify Changes

In the event that the Vendor becomes aware of any changes to the Company or the Business or circumstances or events, as are described in clause 7.1 above, occurring after this Agreement is signed the Vendor will immediately notify the Purchaser and provide any details requested by the Purchaser.

8	COMPLETION

8.1	Time and Place of Completion

Subject to mutual agreement on Completion being undertaken by the exchange of solicitor's undertakings Completion must take place at 3.00 pm on the Completion Date at the offices of the Vendor’s Solicitors in Tauranga or at any other time or place as the Vendor and the Purchaser may agree in writing.

8.2	Repayment of Shareholder Debts

Except for the dividend payment to be made under this Agreement and  as otherwise agreed with the Purchaser, the Vendor and the Covenantor shall ensure that prior to Completion any moneys owed by the Vendor to the Company, or by any trust or any person controlled by or associated with the Vendor, are repaid.

8.3	Repayment of Advances and Releases

The Vendor will procure that, prior to Completion, the Company repays or otherwise is released form or discharges all of its Financial Indebtedness such that at Completion the Company will not have any outstanding Financial Indebtedness of any nature.

8.4	Obligations of Vendor at Completion

At Completion, the Vendor must give to the Purchaser title to and ownership of the Shares, free from security interests, and must for this purpose deliver or cause to be delivered to the Purchaser:

(a)	Share Transfers and Certificates

instruments of transfer of the Shares in favour of the Purchaser, or the Purchaser’s designated nominee, which have been duly executed by the respective holders and are in registrable form together with the relevant share certificates or, if there are no share certificates, a certificate from a director of the Company certifying that no share certificates have been issued;

(b)	Waivers

any waivers or consents, whether under the Company’s constitution or otherwise, which are required to enable the Purchaser or its nominee to be registered as the holder of the Shares, each waiver or consent to be in a form acceptable to the Purchaser acting reasonably together with evidence that there are no outstanding convertible notes or similar securities whatsoever satisfactory to the Purchaser acting reasonably;

(c)	Other documents

Any other document that the Purchaser reasonably requires to be satisfied that it will obtain good title to the Shares and to enable them to be registered into the Purchaser’s (or nominee’s) name.  This includes (without limitation) any power of attorney under which a document delivered under this Agreement has been signed;

(d)	Resolution

A copy of a valid resolution of the directors of the Company (including retiring directors) approving the transfer(s) of the Shares to the Purchaser (or nominee) and directing that upon production of the signed share transfers to the Company the Purchaser (or its nominee) are to be entered into the Company’s register of shareholders; and

(e)	Resignations

written resignations from the Covenantor, and any other directors of the Company who represent the Vendor, together in each case with acknowledgements satisfactory to the Purchaser to the effect that no monies are owing by the Company to the resigning director (whether by way of fees, salary or otherwise); the acknowledgment also to be to the effect that no such person has a claim of any nature against the Company (such resignations and acknowledgements to be effective as from Settlement);

(f)	Appointments

Where the Purchaser will entitled to appoint a director or directors, signed resolutions appointing any person or persons nominated by the Purchaser as a director; and

(g)	Non-Competition Deed

A non-competition deed (reflecting the restraint in clause 9) in a form approved by and acceptable to the Purchaser, signed by the Vendor and by each of the retiring directors who were appointed by the Vendor;

(h)	Consent

Where available, the written consent of all financiers, lenders, security holders, landlords and other parties that have contracted with the Company and who are required (under the terms of such contracts) to consent to the any change in shareholding or any change in control of the Company;

(i)	Evidence

Evidence satisfactory to the Purchaser that the Vendor and the Covenantor have fulfilled all their obligations under clause 7.2;

(j)	Release of Securities

Evidence of the release of all securities or charges registered against the Shares, or the assets of the Company on the Personal Property Securities Register, except in relation to any security or charge that the Vendor and Purchaser have agreed will not be released;

(k)	All Business Records of the Company including:

(i)	All minute books and registers required by the Companies Act complete to Completion;

(ii)	All accounting records for the seven (7) year period preceding the Settlement Date (as are required by the Tax Administration Act 1984 and by the Companies Act); and

(iii)	All documents of title, certificates, licences, deeds and other documents in respect of property and rights entitling the Company to carry on Business; and

(iv)	All policies of insurance held by or on behalf of the Company together with evidence that all premiums due to Completion have been paid in full;

(l)	Banking

If required by the Purchaser, and where available, a letter of assurance from the Company’s bankers and financiers that they will continue to provide all banking and credit facilities required by the Company to properly conduct the Business; and

(m)	Bank Authorities

A director’s resolution cancelling all of the Company’s existing bank authorities and nominating the Purchaser and/or their appointees(s) as signatory to operate the accounts of the Company and evidence these changes have been made and the relevant bank(s) have accepted these changes;

8.5	Payment of Purchase Price

At Completion, after the Vendor has delivered the documents set out in clause 8.4 to the Purchaser, the Purchaser shall pay the Purchase Price to the Vendor in accordance with clause 4.1.

8.6	Transfer of Ownership

Full legal and beneficial ownership in the Shares will pass to the Purchaser at Completion.  Completion occurs when the Vendor and Purchaser have satisfied their respective obligations under clauses 8.4 and 8.5.

9	DEFAULT AND REMEDIES

9.1	Payment Default

If any part of the Purchase Price is not paid when it is due to be paid then (but provided the Vendor is not itself then also in default) the Purchaser will, if demanded by the Vendor to do so, pay Default Interest on the unpaid moneys. Such Default Interest will be calculated daily from and including the date for payment until and including the day the payment default is remedied in full. For the purposes of this clause any payment made after 4.00 pm will be deemed to have been paid on the next Working Day.

9.2	Settlement Notice

If Completion has not occurred by 4.00 pm on the Completion Date (a later Completion on Completion Date being deemed to take place on the next Working Day) the Vendor or the Purchaser (provided they are not themselves then in default) may serve a Settlement Notice on the other. The Settlement Notice will require Completion to be completed by a specified date. The date specified may not however be earlier than the twelfth (12th) Working Day after the day it is served.

9.3	Failure to comply with Settlement Notice

Subject to clause 9.6, if by 4.00pm on the day when a Settlement Notice expires (or by such later date as the Party serving the notice agrees in writing to extend it) the Party receiving a Settlement Notice has not effected Completion, time being of the essence in any case, the following actions may be taken:

(a)	If the Settlement Notice was served by the Vendor, the Vendor may:

(i)	Sue the Purchaser for specific performance; or

(ii)	Cancel this Agreement by written notice to the Purchaser and either (A) forfeit and retain the Deposit as compensation; or (B) sue the Purchaser for damages.

(b)	If the Settlement Notice was served by the Purchaser, the Purchaser may:

(i)	Sue the Vendor for specific performance; or

(ii)
Cancel this Agreement by written notice to the Vendor and require repayment of the deposit and any other moneys paid by the Purchaser under it.  The Purchaser will in such event also be entitled to demand from the Vendor Default Interest on the moneys paid by it under this Agreement calculated on a daily basis from the date they were first paid out by the Purchaser until the date they are repaid by the Vendor.

9.4	Calculation of Damages

In calculating a claim for damages under subclause 9.3(a)(i)(B) the Vendor may include any amount claimable at law or in equity and also any bona fide loss on resale completed within the period ending twelve (12) calendar months after expiry of the Settlement Notice.  The loss may include all costs of resale, any expenses or losses incurred in retaining the Shares pending resale, and also Default Interest calculated on the Purchase Price during that Period.  The Purchaser will not be entitled to claim any of the proceeds of a resale of the Shares under this clause.

9.5	Deemed Cancellation on Resale

If, following expiry of a Settlement Notice, the Vendor enters into a binding agreement for resale of the Shares without first cancelling this Agreement under subclause 9.3(a)(i)(A) this Agreement will be deemed cancelled when the resale Agreement is binding on the Vendor.

9.6	Actions / Inactions without Prejudice to Other Rights

Any action taken under this clause will be without prejudice to other rights a Party may have at law or in equity. Failure to serve a Settlement Notice will not prevent a Party pursuing other remedies, including a claim for specific performance.

9.7	No Presumed Breach of Essential Term

If a party serves a Settlement Notice they will not be deemed to be in breach of an essential term by reason only of not being ready, willing, and able to settle when the notice expires.

10	WARRANTIES AND CLAIMS GENERALLY

10.1	Effective Warranties

The Covenantor represents and warrants to the Purchaser that the Warranties are, as at the date of this Agreement, in all respects true, complete, and accurate.

10.2	Continuing Warranties

The Warranties are deemed to be repeated on the Completion Date.

10.3	Limitations on Warranties

The Warranties are given subject to:

(a)	Any exception or qualification disclosed in a Disclosure Letter which is given to the Purchaser prior to Settlement; and

(b)	Anything which is authorised by or required to be done in accordance with this Agreement; and

(c)	Any other exception expressly agreed by the Parties; and

(d)	Anything which is disclosed or is actually known to the Purchaser or is within the public domain; and

(e)	Any matter discoverable by a search of any public registers.

10.4	Best of Knowledge and Belief

Where any Warranty is qualified by the expression “to the best of (a Party’s) knowledge and belief” or any similar expression, the giver of the Warranty is nevertheless required to have made due and careful enquiry and reasonable endeavours to ensure that all information given is true, complete, and accurate in all respects, and will not be relieved from liability if they have not done so.

10.5	Pre-Settlement

During the Interim Period the Covenantor will exercise every reasonable endeavour to ensure that the Company refrains from doing, or omitting to do, any act or thing which would enable any of the Warranties to become untrue or inaccurate in any respect.

10.6	Duty to Disclose Breach

If at any time prior to Completion it becomes apparent to the Covenantor that any Warranty will as at Completion be breached, then the Covenantor shall immediately give written notice to the Purchaser of that fact and the circumstances giving rise to it.

10.7	Cancellation Notice

If at any time prior to Completion, it becomes apparent to the Purchaser that any Warranty will be breached to any material extent then the Purchaser shall be entitled to cancel this Agreement by notice in writing to the Vendor.  Any cancellation will be without prejudice to any other right or remedy the Purchaser may have.  If in such event the Purchaser does not cancel this shall not be regarded as a waiver or loss of any other right or remedy the Purchaser may have.

10.8	Independency

Each of the Warranties is separate and independent from the others and, except as expressly provided, are not limited in any respect.

10.9	Reliance on Warranties

The Covenantor acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties.  However the Purchaser acknowledges that it otherwise enters into this Agreement and purchases the Shares in reliance upon its own enquiries and due diligence and not upon any other representation, warranties or statements of the Vendor or the Covenantor.

10.10	Limitation of Claims for Breach of Warranty

Any Claim made by the Purchaser for breach of any single Warranty must be made in writing to the Covenantor not later than the first anniversary of Completion.  In any event, the Covenantor’s maximum liability for breach of any single Warranty is $1,000,000.  Additionally, the Purchaser shall not be entitled to claim a breach of any Warranty unless such Claim is in each case excess of $100,000 or where a number of Claims are submitted together, the total sum of the Claims submitted exceeds that amount.

10.11	Reduction of Purchase Price

Any monetary compensation received by the Purchaser as a result of any Claim must be in reduction and refund of the Purchase Price.

10.12	Exclusions from Claims

No Claim or any other claim under or in relation to this Agreement whatsoever may be made in respect of Any loss arising which is fully recovered under an insurance policy in force at the date of loss or is otherwise made fully good without any other cost or loss to the Purchaser or Company.

10.13	Claims Procedures

If any event occurs or any claim arises against the Purchaser or a Company in respect of which the Purchaser may seek to make a Claim the following provisions will apply:

(a)	the Purchaser shall promptly take all reasonable steps to mitigate any loss;

(b)
the Covenantor shall not be liable to the Purchaser to the extent that the Purchaser or the Company actually received payment from a third party (including any relevant insurer) in respect of any relevant loss and if the Purchaser has received any payment from the Covenantor in respect of any relevant loss, the Purchaser or the Company will be required to account to the Covenantor for any amount received from any third party (including any relevant insurer) the intent being that the Purchaser should not receive a double recovery;

(c)
the Purchaser will within the relevant period specified in clause 10.10 give notice to the Covenantor’s Solicitors and will ensure that the Purchaser does not (and the Company does not) make any payment or admission of any liability (whether to an insurer, any third party, or otherwise) in respect of that event or claim, without the prior written consent of the Covenantor’s Solicitors, such consent not to be unreasonably withheld or delayed;

10.14	Allowances

The liability of the Covenantor under any Claim or a claim under clause 10 will be assessed after taking into account:

(a)	the amount by which any Tax for which any Company is reduced or extinguished as a result of any such liability; and

(b)
the extent (if any) to which a specific provision has been made in the final Closing Statement in respect of the matter which is the subject of that claim as evidenced by relevant work papers and books of account.

10.15	No Double Claims

The Purchaser will only be entitled to make a Claim against the Covenantor once in respect of the same or any inter-related factual circumstances where those circumstances, when reasonably considered, should form the basis of a single Claim against the Covenantor , with the intent that the same loss should not be recovered more than once.

11	NON-COMPETITION

11.1	Undertakings

As further consideration for the Purchaser agreeing to purchase the Shares from the Vendor on the terms contained in this Agreement, the Vendor and the Covenantor each covenant that they will not, and will not permit any Related Party of theirs to:

(a)
During the Restraint Period within the Restraint Area directly or indirectly carry on or be interested, engaged or concerned (whether on their own account or in partnership with or as manager, agent, director, shareholder, employee or beneficiary under a trust, or in any other capacity), in any business, venture or other activity that is the same or substantially similar to the Business; or

(b)
During the Restraint Period, whether on their own account or for any other person, solicit, entice, or endeavour to entice away any employee, officer or consultant of the Company, any customer of the Company, or any employee, officer, consultant, or customer of a Related Party of the Company; or

(c)	At any time disclose or use Confidential Information or other Intellectual Property Rights of the Company or its Related Parties.

11.2	Undertakings Independent

Each undertaking contained in clause 11.1 must be read and construed independently of the other undertakings contained in that clause so that if one or more is held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever then the remaining undertakings are to be valid to the extent that they are not held to be so invalid.

11.3	Exceptions

Nothing in clause 11.1 prohibits the Vendor holding (as an investor only) up to five per cent of the issued share capital, or holding any debentures or other non-voting securities, of any company the securities of which are listed on any recognised stock exchange.

11.4	Reasonable Undertakings

The Vendor acknowledge that:

(a)	the value of the Shares upon which the Purchase Price has been set and accepted by the Purchaser is dependent upon the giving the undertaking contained in clause 11.1;

(b)	the undertaking contained in clause 11.1 is reasonable; and

(c)	the undertaking contained in clause 11.1 has been given for the protection of the Goodwill.

11.5	Modification

If the undertaking contained in clause 11.1 is held to be invalid as an unreasonable restraint of trade or for any other reason, but would have been valid if part of its wording had been deleted or the period reduced or the range of activities or area dealt with reduced in scope, that undertaking must apply with those modifications necessary to make it valid and effective.

11.6	Assignment

The Purchaser may assign the benefit of the undertaking contained in clause 11.1, in whole or in part in connection with the sale of the Companies or the Business to a bona fide third party purchaser.

11.7	Equitable Relief

Each signatory of this Agreement (excluding the Purchaser) acknowledges that, if there is an alleged breach of this clause 11, the Purchaser and any of the Companies may seek equitable relief in addition to damages.

11.8	Privity

The undertaking contained in this clause 11.1 is (for the purposes of section 4 of the Contracts (Privity) Act 1982) intended to create a benefit in favour of, and to be enforceable by, the Purchaser and each of the Companies.

12	CONFIDENTIALITY AND ANNOUNCEMENTS

12.1	Confidentiality

Subject to clause 12.2, each party must keep confidential any information obtained during the course of negotiations or under this Agreement including any information about the existence and terms of this Agreement and any draft of this Agreement, and must not disclose such information to any person except:

(a)
where the information is in the public domain as at the date of this Agreement (or subsequently becomes in the public domain other than by reason of a breach of this clause by a party or a Related Company of that party);

(b)	with the prior written consent of the other parties;

(c)	to any associated entity of the party that has a legitimate need to use that information;

(d)	to any director, officer, employee, financier or adviser of the party who has a clear and legitimate need to use that information in relation to the transaction contemplated by this Agreement; or

(e)
pursuant to any applicable law or the rules of any relevant stock exchange or an order of any Court of competent jurisdiction or any Governmental Authority provided that if disclosure is required to be made under this clause 12.1(e), to the extent permitted by law or by the rules of any relevant stock exchange, notice of such disclosure will be given by the party required to make the disclosure, to any party(ies) to whom the disclosure may affect, at least two business days prior to such disclosure being made.

12.2	Public Announcements

Subject to the law and stock exchange requirements in any jurisdiction to which a party (including a Related Company of the Purchaser) is bound to comply with, no party may make any public or press announcements or statement concerning this Agreement or Completion without the prior approval of the other parties (including as to the text of such announcement or statement), such agreement not to be unreasonably withheld.

13	ASSIGNMENT

13.1	Successors

This Agreement must be binding on and will continue for the benefit of the parties and their respective successors and permitted assignees or transferees.

13.2	No Assignment by Vendor

The Vendor may not assign or transfer its rights and obligations under this Agreement without the consent in writing of the Purchaser.

14	NOTICES

14.1	Addresses and References

Subject to clause 1.3(i), each notice or other communication under this Agreement (including any service of proceedings) must be made in writing and sent by personal delivery, by post or by email to the addressee at address or email address, and marked for the attention of the person or office holder (if any), from time to time designated for the purpose by the addressee to the other parties.  Subject to clause 1.3(i), the initial address, email address and relevant person or office holder of each party is set out below under its name at the end of this Agreement.

14.2	Deemed Delivery

No communication (including proceedings) will be effective until received.  A communication (including proceedings) is, however, deemed to be received:

(a)	in the case of a couriered letter or parcel, on the second business day after couriering; and

(b)
in the case of a communication sent by email, on the business day on which it was despatched or, if despatched after 5.00pm (in the place of receipt) on a business day, on the next business day (in the place of receipt) after the date of despatch provided in each case the computer system used to transmit the communication:

(i)	has received an acknowledgement of receipt to the email address of the person transmitting the communication; and

(ii)	has not generated a record that the communication has failed to be transmitted.

15	COSTS

Whether or not any of the transactions contemplated by this Agreement are completed, each party must bear its own costs and other expenses of and incidental to the preparation, execution and Completion of this Agreement.

Notwithstanding the above, the Purchaser shall pay up to $5,000 of the Vendor’s costs in connection with the preparation and negotiation of this Agreement.

16	REMEDIES AND WAIVERS

16.1	Exercise of Rights and Waivers

Time is of the essence in respect of all dates and times for compliance by the parties with their obligations under this Agreement.  However, no failure to exercise, and no delay in exercising, a right of a party under this Agreement will operate as a waiver of that right, nor will a single or partial exercise of a right preclude another or further exercise of that right or the exercise of another right.  No waiver by a party of its rights under this Agreement is effective unless it is in writing signed by that party.

16.2	Remedies Cumulative

The rights of the parties under this Agreement are cumulative and not exclusive of any rights provided by law.

17	DISPUTE RESOLUTION

17.1	Dispute Resolution Process

Unless otherwise provided in this Agreement, if a party considers that there is a dispute in respect of any matter arising out of, or in connection with it, then that party may immediately give a Dispute Notice to the other party or parties setting out details of the dispute. The parties will then endeavour in good faith to resolve the dispute between themselves. If they are unable to do so within five (5) Working Days of the receipt of the Dispute Notice, then:

(a)
the matter shall be referred for a decision to a suitably qualified independent Expert appointed by the Vendor and the Purchaser (or. if they cannot reach agreement on such appointment within two (2) Working Days, by a person appointed by the President for the time being of the Auckland District Law Society Inc., on application of either the Vendor or the Purchaser); and

(b)	the Expert may, at his or her discretion accept written and/or oral submissions from the Vendor and/or the Purchaser in respect of the dispute; and

(c)	in reaching their decision the Expert is to act as an expert and not as an arbitrator; and

(d)	the Expert must give his or her determination in writing, with reasons; and

(e)
the Vendor and the Purchaser shall each bear their own costs and expenses in connection with the determination. All costs and expenses of the Expert shall be borne between the Parties as the Expert may determine; and

(f)	the determination of any matter under this clause shall be final and binding upon the parties.

17.2	Primacy of Dispute Resolution Process

Except as otherwise provided in this Agreement. No party will commence legal proceedings against another before following the procedure set out in this clause 17, provided that this provision will not prevent a party seeking urgent interlocutory relief.

18	MISCELLANEOUS

18.1	Amendments

No amendment to this Agreement is effective unless it is in writing signed by all parties.

18.2	Partial Invalidity

The illegality, invalidity or unenforceability of a provision of this Agreement under any law will not affect the legality, validity or enforceability of that provision under another law or the legality, validity or enforceability of another provision.

18.3	No Merger

Notwithstanding any rule of law to the contrary, the agreement and undertakings set out in this Agreement will not merge in the instruments of transfer executed pursuant to this Agreement but (to the extent they have not been completed by performance at the completion of Completion) will remain in full force and effect and enforceable to the fullest extent.

18.4	Further Assurances

The parties will execute and deliver any documents, including transfers of title, and do all things as may reasonably be required to enable the parties, to obtain the full benefit of this Agreement according to its true intent.

18.5	Entire Agreement

This Agreement and the Disclosure Letter constitute the entire agreement of the parties in respect of the sale and purchase of the Shares and supersede all previous agreements including the Prior Agreement.

18.6	Counterparts

(a)
This Agreement may be executed (including signatures shown on PDF copies) in any number of counterparts each of which is to be deemed an original, but all of which together will constitute a single instrument.

(b)	A party may enter into this Agreement by executing any counterpart.

(c)	This Agreement may be executed on the basis of an exchange of facsimile or PDF copies and execution of this Agreement by such means is to be a valid and sufficient execution.

18.7	Process Agent

The Purchaser appoints Quigg Partners at Level 7, The Bayleys Building, 36 Brandon Street, Wellington, New Zealand to accept service of proceedings in New Zealand on its behalf.

The Vendor appoint Harris Tate Limited at 29 Brown Street, Tauranga, New Zealand to accept service of proceedings in New Zealand on their behalf.

18.8	Governing Law

This Agreement is governed by, and is to be construed in accordance with, New Zealand law.

18.9	Jurisdiction

The parties irrevocably and unconditionally submit to the non-exclusive jurisdiction of the Courts of New Zealand in relation to any dispute or proceeding arising out of or in connection with this Agreement.

18.10           Limitation of Liability for Independent Trustees

The liability of Peter Thomas Ward Barker and Elizabeth Glenys Silvester as independent trustees of the Rushton Family Trust is limited to the assets of the Rushton Family Trust from time to time.

The liability of Harris Tate Trustees Limited as trustees of the Jetstream Trust is limited to the assets of the Jetstream Trust from time to time.

EXECUTED AS AN AGREEMENT

Signed by	)
ROGER JOHN RUSHTON as Trustee of the	)
RUSHTON FAMILY TRUST as Vendor	)
in the presence of:	)

Witness Signature:
Name:
Address:
Occupation:

Signed by	)
ELIZABETH GLENYS SILVESTER as Trustee of the	)
RUSHTON FAMILY TRUST as Vendor	)
in the presence of:	)

Witness Signature:
Name:
Address:
Occupation:

Signed by	)
PETER THOMAS WARD BAKER as Trustee of the	)
RUSHTON FAMILY TRUST as Vendor	)
in the presence of:	)

Witness Signature:
Name:
Address:
Occupation:

Signed by	)
ROGER JOHN RUSHTON as Trustee of the	)
JETSTREAM TRUST as Vendor	)
in the presence of:	)

Witness Signature:
Name:
Address:
Occupation:

Signed by	)
ANGELA GILLESPIE as Trustee of the	)
JETSTREAM TRUST as Vendor	)
in the presence of:	)

Witness Signature:
Name:
Address:
Occupation:

Signed by	)
HARRIS TATE TRUSTEES LIMITED	)
as Trustee of the JETSTREAM TRUST	)
as Vendor	)
by its Directors:	)
)

Signed by	)
ROGER JOHN RUSHTON as Vendor	)
in the presence of:	)

Witness Signature:
Name:
Address:
Occupation:

Signed by	)
ANGELA GILLESPIE as Vendor	)
in the presence of:	)

Witness Signature:
Name:
Address:
Occupation:

Signed by	)
CONCIERGE TECHNOLOGIES INC as Purchaser	)
by its authorised officer:	)	David W. Neibert, CFO

Signed by	)
ROGER JOHN RUSHTON as Covenantor	)
in the presence of:	)

Witness Signature:
Name:
Address:
Occupation:

Signed by	)
GOURMET FOODS LIMITED	)
as the Company	)
by its Directors:	)
)

Address details for the Purchaser: Address: 29115 Valley Center Road K-206 Valley Center CA 92082 United States of America Email Address: ngerber@conciergetcehnology.net Contact Name: Nicholas Gerber

David Quigg Quigg Partners Level 7, The Bayleys Building 36 Brandon Street Wellington New Zealand Email: davidquigg@quiggpartners.com

Address details for the Vendor and Covenantor:
Address:                                c/- Roger Rushton
25 Beach Road
Otumoetai, Tauranga 3110
New Zealand
Email Address:                     r.rushton@xtra.co.nz
Contact Name:                      Roger Rushton

David Foster
Harris Tate Limited
29 Brown Street
Tauranga
New Zealand
Email:           david@harristate.com

SCHEDULE 1:  WARRANTIES

1	THE SHARES

1.1	The Sale Shares

(a)	The Vendor is the only owner of the Shares.

(b)
The Vendor’s right to sell them to the Purchaser is not restricted in any way.  There are no pre-emptive rights, options or rights of first refusal or rights to acquire shares or like rights granted to any other person, other than those which will be waived by other shareholders at Completion.  The Purchaser will, on Completion, acquire full legal and beneficial ownership of the Shares, free of any Encumbrance.

(c)	The Shares are all of the issued shares of the Company.

(d)	The Shares have been lawfully issued.

(e)	The Company is not under any obligation to issue further shares or like rights and has not granted any person the right to call for the issue of any shares or other rights in the Company at any time.

(f)	The Company has not passed a resolution to alter its share capital, nor to alter rights attaching to any Shares and the Vendor will not permit it to do so before Completion.

(g)	There are no known restrictions or obligations which could affect the Vendor’s ability to give full effect to this Agreement.

1.2	Authorisations

(a)
The Vendor has obtained all corporate and other authorisations necessary to become bound by it, and there are no restrictions or other obligations known to the Vendor which could affect the Vendor’s ability to give full effect to this agreement.

2	THE COMPANY STRUCTURE

2.1	Corporate Organisation

(a)	The Company is a limited liability company that has been properly incorporated under the Companies Act.

(b)	The Company has done all things required for it to carry on business in all jurisdictions in which it trades.

(c)	The Company has no subsidiaries.

2.2	Company Name

The Vendor will not change, nor allow the Company to change, the Company’s name.

3	SOLVENCY

The Company is able to pay its debts as they fall due for payment from its own resources, and its assets exceed its liabilities, and that no action has been taken (such as, by way of example, the issue of a statutory demand) or threat made by any third party to wind up the Company or to appoint a receiver or administrator.

4	ADVERSE EFFECT

4.1	Material Contracts

Neither the Vendor nor the Company has received any notice or indication of, or has a reasonable expectation of, the actual or potential termination of any of the Company’s material contracts (such material contracts being those disclosed to the Purchaser during due diligence).

4.2	Notice

The Vendor has not received any notice or demand and has no knowledge of any requisition or outstanding requirement:

(a)	from any local or government authority or other statutory body; or

(b)	under the Resource Management Act 1991 and its amendments; or

(c)	from a landlord of the Premises; or

(d)	from any other party

which adversely affects the Business or the Premises and which has not been disclosed in writing to the Purchaser.

4.3	Consent

The Vendor has not given any consent or waiver which adversely affects the Business or the Premises and which has not been disclosed in writing to the Purchaser.

5	CONDUCT OF THE BUSINESS

5.1	Interim Period

During the Interim Period the Company has complied with the provisions of clause 7.2 of this Agreement.

6	TURNOVER

6.1	Turnover

The Company’s turnover for the period 1 April 2014 to 31 March 2015 was NZ$5,923,379 (being GST exclusive sales net of rebates, not including interest income or sundry income).

7	FINANCIAL STATEMENTS

7.1	Accounts

(a)
The Accounts present a true and fair view of the Company’s financial affairs and have been prepared in the manner customarily adopted by the Company and in accordance with the requirements of the Financial Reporting Act 2013 (or earlier applicable legislation) and NZ GAAP; and

(i)	are not affected by any unusual or non-recurring item; and

(ii)	Take account of all gains and losses (whether realised or unrealised, arising from foreign currency transactions); and

(iii)	Include all reserves and provisions that are necessary to cover any liability for Tax of the Company; and

(iv)	Subject to subclause (b) below include all actual and contingent liabilities of the Company as at the Balance Date.

(b)	The Accounts do not include accruals for holiday pay or sick leave.

(c)
Except as provided in the Accounts, all accounts receivable, loans, and all other amounts recoverable by the Company shown in the Accounts can be recovered in the ordinary course of business or according to their usual terms.  The recorded value of each account receivable is the amount actually recoverable by the Company.

8	TAX

8.1	Tax

(a)
The Company has completed and filed all returns, notices, information and disclosures which ought to be completed and filed for the purposes of Tax on or before their due date, and will continue to do so until Completion.

(b)	All Tax returns were accurate and correctly completed and have not been disputed by a Tax Authority.

(c)	All liability for Tax for the periods up to and including the Completion Date has been properly and fully provided for the Accounts.

(d)	The Business Records include all accounts, returns, documents and information which are required to be maintained or retained for Tax purposes.

(e)	The Company has paid all Tax when due and has also complied with its withholding tax and similar obligations (including PAYE and KiwiSaver).

SCHEDULE 2:  SHAREHOLDING

The Shares

Name of Shareholder / Vendor	Number of Shares	Type of Share Sold
Peter Thomas Ward Barker, Roger John Rushton and Elizabeth Glenys Silvester as trustees of the RUSHTON FAMILY TRUST	599	Ordinary
Angela Gillespie, Harris Tate Trustees Limited, and Roger John Rushton as trustees of the JETSTREAM TRUST	599	Ordinary
Roger John Rushton	1	Ordinary
Angela Gillespie	1	Ordinary

SCHEDULE 3:  COMPLETION STATEMENT

Completion Statement and Accounting Policies

Part A – Target / Completion Statement

	Target ($)	Completion ($)
Current Assets
Accounts Receivable	[x]	[●]
Prepayments	[X]	[●]
Cash	[X]	[●]
Sub-total	[x	[●]

Current Liabilities
Accrued Expenses	[●]	[●]
Employee Entitlements (excluding holiday pay)	[●]	[●]
Holiday Pay (approximately)	$75,000
Accounts Payable	[●]	[●]
Sub-total	[x]	[●]

Balance	$0	[●]

Adjustment Amount (Target Balance less Completion Balance)		[●]

Part B – Specific Policies for the Closing Statement

1.
The Closing Statement shall be drawn up as at immediately prior to Completion on the Completion Date (the Effective Time).  No account shall be taken of events taking place after the Effective Time, and regard shall only be had to information available to the parties up to the date that the draft Closing Statement is delivered by the Purchaser to the Vendor.

2.	The Closing Statement shall be prepared with those specific procedures that would be adopted at a financial year end, including detailed analysis of accruals and cut-off procedures.

3.
For the purposes of the Closing Statement, the Completion Date shall be treated as the end of a Tax accounting period. Any unpaid income tax, fringe benefits tax, GST or payroll tax liabilities which are referable to any period up to and including Completion which relate to the conduct of the Business but which are not due for payment by the Vendors or the Company until after Completion will be provided for in the Completion Accounts.

4.	No amounts shall be included in the Closing Statement in relation to deferred tax assets or deferred tax liabilities.

5.	The provisions of this Schedule 3 shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Closing Statement.

6.	No minimum materiality limits shall be applied in the preparation and review of the Closing Statement.

7.
The Closing statement shall include an accrual for any obligation as at the Effective Time with respect to Employee Entitlements, including an accrual for relevant on-costs including but not limited to superannuation, payroll tax and workers compensation.

8.	Accounts Payable shall include a full accrual for all amounts payable by the Company after Completion for goods and services received prior to Completion.

9.
Any accounts receivable aged more than 21 days, and where the customer is in liquidation, receivership or administration, where the debt has been placed into the hands of lawyers or collection agents for collection or for any other debt where there is a doubt about the full collection being foreseeable will not form part of the Accounts receivable.

10.	Prepayments shall be excluded to the extent that the benefit of such goods and services are not received or receivable by the Company after Completion.